Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Peoples Financial Services Corp. and Subsidiaries (the “Registrant”) of our report dated March 15, 2023, relating to the consolidated financial statements and the effectiveness of the Registrant’s internal control over financial reporting, which appears in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading of “Experts” in the joint proxy statement/prospectus.

/s/ Baker Tilly US, LLP

Allentown, Pennsylvania
November 22, 2023